Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE SECOND QUARTER OF 2021

Salem, Indiana—July 26, 2021. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the second quarter ended June 30, 2021 of $397,000 or $0.13 per diluted share compared to $342,000 or $0.10 per diluted share for the same period in 2020. For the six months ended June 30, 2021, the Company reported net income of $775,000 or $0.26 per diluted share compared to $727,000 or $0.22 per diluted share for the same period in 2020.

In light of the events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company supported its customers through the SBA Paycheck Protection Program (“PPP”), loan modifications and deferrals and fee waivers on early withdrawal of certificates of deposit due to hardship. The deadline for PPP loan applications for the first round was extended to August 8, 2020, and during this round in 2020, the Bank funded 29 PPP loans totaling $474,000. As of June 30, 2021, all loans received full forgiveness from the SBA.

In late December 2020, the Emergency Coronavirus Relief Act of 2020 (the “Relief Act”) was enacted. The Relief Act extended certain provisions of the CARES Act, and allotted $284 billion to the SBA for a second round of PPP loans. The deadline for PPP loan applications for the second round was extended from March 31, 2021 to May 31, 2021. For the six months ended June 30, 2021, the Bank has funded 43 PPP loans totaling $815,000 as part of this second round, and 40 loans with a principal balance of $771,000 remain outstanding as of June 30, 2021.  As of June 30, 2021, three loans with a principal balance of $44,000 had received full forgiveness from the SBA.

While the ultimate impact of the crisis is difficult to predict, management believes the Company is well-capitalized and has the financial stability to continue to responsibly serve its customers and communities during this unprecedented time.

Income Statement Review

Net interest income after provision for loan losses increased $161,000, or 10.4%, for the quarter ended June 30, 2021 to $1.7 million as compared to the quarter ended June 30, 2020. Total interest income increased $64,000, or 3.5%, when comparing the two periods, due to an increase in the average balance of interest-earning assets partially offset by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased to $237.5 million for the quarter ended June 30, 2021 from $205.0 million for the quarter ended June 30, 2020, due primarily to increases in investment securities, partially offset by decreases in loans receivable and interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets decreased to 3.33% for the quarter ended June 30, 2021 from 3.67% for the quarter ended June 30, 2020, due primarily to a decrease in market interest rates, driven by decreases in the targeted federal funds rate in response to the COVID-19 pandemic. Total interest expense decreased $82,000, or 32.9%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.39% for the quarter ended June 30, 2021 from 0.70% for the same period in 2020. The average balance of interest-bearing liabilities increased to $171.3 million for the quarter ended June 30, 2021 from $142.0 million for the same period in 2020, due primarily to an increase in the number and balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.94% from 2.97% and the net interest margin decreased to 3.05% from 3.19% for the quarters ended June 30, 2021 and 2020, respectively.

Mid-Southern Bancorp, Inc.

July 26, 2021

Net interest income after provision for loan losses increased $243,000, or 7.7%, for the six months ended June 30, 2021 to $3.4 million as compared to $3.2 million for the six-month period ended June 30, 2020. Total interest income decreased $4,000, or 0.1%, when comparing the two periods, due to a decrease in the yield earned on interest-earning assets partially offset by an increase in the average balance of interest-earning assets. The average tax equivalent yield on interest-earning assets decreased to 3.38% for the six months ended June 30, 2021 from 3.83% for the six months ended June 30, 2020, due primarily to a decrease in market interest rates, driven by decreases in the targeted federal funds rate in response to the COVID-19 pandemic. The average balance of interest-earning assets increased to $233.2 million for the six months ended June 30, 2021 from $202.7 million for the six months ended June 30, 2020, due primarily to increases in investment securities, partially offset by decreases in loans receivable and interest-bearing deposits with banks. Total interest expense decreased $175,000, or 34.2%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.40% for the six months ended June 30, 2021 from 0.73% for the same period in 2020. The average balance of interest-bearing liabilities increased to $167.2 million for the six months ended June 30, 2021 from $140.5 million for the same period in 2020, due primarily to an increase in the number and balance of savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.98% from 3.10% and the net interest margin decreased to 3.09% from 3.32% for the six-month periods ended June 30, 2021 and 2020, respectively.

Noninterest income increased $42,000, or 14.8%, for the quarter ended June 30, 2021 as compared to the same period in 2020, due primarily to increases of $75,000, $37,000, and $34,000 in brokered loan fees, deposit account service charges and ATM and debit card fee income, respectively, partially offset by a reduction of $104,000 in net gain on sales of securities available for sale. Proceeds from sales of securities available for sale were $4.5 million for the quarter ended June 30, 2020. No available for sale securities have been sold during the quarter ended June 30, 2021.

Noninterest income increased $144,000, or 31.6%, for the six months ended June 30, 2021 as compared to the same period in 2020, due primarily to increases of $136,000, $72,000, and $38,000 in brokered loan fees, ATM and debit card fee income and deposit account service charges, respectively, partially offset by a reduction of $104,000 in net gain on sales of securities available for sale. Proceeds from sales of securities available for sale were $4.5 million for the six months ended June 30, 2020. No available for sale securities have been sold during the six months ended June 30, 2021.

Noninterest expense increased $175,000, or 12.0%, for the quarter ended June 30, 2021 as compared to the same period in 2020. The increase was due primarily to increases in compensation and benefits of $110,000, data processing fees of $32,000, occupancy and equipment expenses of $25,000, deposit insurance premiums of $15,000 and other expenses of $27,000, partially offset by decreases in professional fees of $35,000.

Noninterest expense increased $401,000, or 14.3%, for the six months ended June 30, 2021 as compared to the same period in 2020. The increase was due primarily to increases in compensation and benefits of $245,000, occupancy and equipment expenses of $50,000, deposit insurance premiums of $30,000, directors’ compensation expense of $20,000, data processing fees of $17,000 and other expenses of $44,000 partially offset by decreases in professional fees of $17,000.

The Company recorded an income tax expense of $6,000 for the quarter ended June 30, 2021, compared to an expense of $33,000 for the same period in 2020. Income tax expense for the six months ended June 30, 2020 was $23,000 compared to $85,000 for the same period in 2020 resulting from a reduction in our effective tax rate to 2.9% for 2021 compared to 10.5% for 2020. The decrease in the effective tax rate is due largely to increased tax-exempt investment income proportionate to overall pre-tax income.

Balance Sheet Review

Total assets as of June 30, 2021 were $249.2 million compared to $235.4 million at December 31, 2020. Increases in cash and cash equivalents and investment securities of $8.9 million and $7.3 million, respectively were partially offset by a $2.4 million decrease in net loans. Investment securities increased due primarily to $13.0 million in purchases of available for sale investment securities, partially offset by $4.8 million in scheduled principal payments and maturities of mortgage-backed and tax-exempt securities. The decrease in net loans was due primarily to decreases of $2.1 million in commercial real estate loans and $2.4 million in one-to-four family residential loans, partially offset by increases in commercial business loans and commercial real estate construction loans of $2.3 million and $1.1 million, respectively. Total

Mid-Southern Bancorp, Inc.

July 26, 2021

liabilities, comprised mostly of deposits, increased $13.7 million to $200.0 million as of June 30, 2021. The increase was due primarily to a $15.3 million increase in interest-bearing deposits, partially offset by a decrease of $1.0 million in borrowings from the Federal Home Loan Bank of Indianapolis.

Credit Quality

Non-performing loans decreased to $912,000 at June 30, 2021 compared to $1.3 million at December 31, 2020, or 0.8% and 1.1% of total loans, respectively. At June 30, 2021, $750,000 or 82.3% of non-performing loans were current on their loan payments. At June 30, 2021, non-performing troubled debt restructured loans totaled $175,000. There was no foreclosed real estate owned at either June 30, 2021 or December 31, 2020.

Based on management’s analysis of the allowance for loan losses, the Company did not record a provision for loan losses for the quarter ended June 30, 2021, compared to a $15,000 provision for loan losses for the same period in 2020. The provision for the current quarter reflects expected credit losses based upon the conditions that existed as of June 30, 2021. The Company recognized net recoveries of $22,000 for the quarter ended June 30, 2021 compared to net recoveries of $1,000 for the same period in 2020.

The Company did not record a provision for loan losses for the six months ended June 30, 2021, compared to a $72,000 provision for loan losses for the same period in 2020. The Company recognized net recoveries of $23,000 for the six months ended June 30, 2021 compared to net charge-offs of $14,000 for the same period in 2020. The allowance for loan losses totaled $1.6 million, representing 1.4% of total loans at both June 30, 2021 and December 31, 2020. The allowance for loan losses represented 176.8% of non-performing loans at June 30, 2021, compared to 126.5% at December 31, 2020.

Capital

On May 23, 2018, the President signed into law the Economic Growth, Regulatory Relief, and Consumer Protection Act passed by Congress (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies. Effective January 1, 2020, a bank or savings institution electing to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020 and 8.5% effective January 1, 2021). On October 9, 2020, the Office of the Comptroller of the Currency along with the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, published a final rule, effective November 9, 2020, implementing a temporary change to the CBLR framework pursuant to the CARES Act, providing a graduated increase to the 9.0% requirement as established under the final rule published in 2019. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At June 30, 2021, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 16.3%.

The Company’s stockholders’ equity increased to $49.1 million at June 30, 2021, from $49.0 million at December 31, 2020. The increase was due primarily to net income of $775,000, partially offset by a decrease in the accumulated other comprehensive income, net of tax, of $580,000. At June 30, 2021, a total of 63,750 shares remain authorized for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

July 26, 2021

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

July 26, 2021

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA	2021	2020	2021	2020

Total interest income	$1,875	$1,811	$3,740	$3,744
Total interest expense	167	249	337	512
Net interest income	1,708	1,562	3,403	3,232
Provision for loan losses	—	15	—	72
Net interest income after provision for loan losses	1,708	1,547	3,403	3,160
Total non-interest income	325	283	599	455
Total non-interest expense	1,630	1,455	3,204	2,803
Income before income taxes	403	375	798	812
Income tax expense	6	33	23	85
Net income	$397	$342	$775	$727

Net income per share attributable to common shareholders:
Basic	$0.13	$0.10	$0.26	$0.22
Diluted	$0.13	$0.10	$0.26	$0.22

Weighted average common shares outstanding:
Basic	2,967,050	3,262,240	2,966,416	3,303,847
Diluted	2,976,138	3,263,578	2,974,648	3,305,065

	June 30,	December 31,
BALANCE SHEET INFORMATION	2021	2020

Cash and cash equivalents	$18,526	$9,661
Investment securities	111,750	104,487
Loans, net	110,903	113,259
Interest-earning assets	241,192	227,996
Total assets	249,152	235,363
Deposits	189,065	174,113
Borrowings	10,000	11,000
Stockholders' equity	49,116	49,004
Book value per share (1)	15.50	15.44
Tangible book value per share (2)	15.50	15.44
Non-performing assets:
Nonaccrual loans	912	1,256
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	822	892

Mid-Southern Bancorp, Inc.

July 26, 2021

OTHER FINANCIAL DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Performance ratios:	2021	2020	2021	2020

Cash dividends per share	$0.03	$0.02	$0.06	$0.04
Return on average assets (annualized)	0.64%	0.64%	0.64%	0.69%
Return on average stockholders' equity (annualized)	3.26%	2.71%	3.17%	2.86%
Net interest margin	3.05%	3.19%	3.09%	3.32%
Interest rate spread	2.94%	2.97%	2.98%	3.10%
Efficiency ratio	80.2%	78.9%	80.1%	76.0%
Average interest-earning assets to average interest-bearing liabilities	138.6%	144.3%	139.5%	144.3%
Average stockholders' equity to average assets	19.7%	23.6%	20.1%	24.1%
Stockholders' equity to total assets at end of period			19.7%	23.4%

	June 30,	December 31,
Capital ratios: (3)	2021	2020

Community Bank Leverage Ratio	16.3%	17.6%

	June 30,	December 31,
Asset quality ratios:	2021	2020

Allowance for loan losses as a percent of total loans	1.4%	1.4%
Allowance for loan losses as percent of non-performing loans	176.8%	126.5%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	0.8%	1.1%
Non-performing assets as a percent of total assets	0.4%	0.5%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Act. The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020 and 8.5% effective January 1, 2021).